Exhibit 10.2

ANSYS, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. ANSYS, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the ANSYS, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of certain of the Company’s officers and executives as determined by the Compensation Committee of the Company from time to time (each, a “Covered Executive” and collectively, the “Covered Executives”) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company, the Covered Executive shall not have any right to be retained in the employ of the Company.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Base Salary” shall mean the annual base salary in effect immediately prior to the Terminating Event or Change in Control Terminating Event.

(b) “Cause” shall mean, and shall be limited to a determination by the Company that the Covered Executive’s employment shall be terminated as a result of any one or more of the following events:

(i) any material breach by the Covered Executive of any agreement between the Covered Executive and the Company; or

(ii) the conviction of, indictment for or plea of nolo contendere by the Covered Executive to a felony or a crime involving moral turpitude; or

(iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Covered Executive of the Covered Executive’s duties to the Company; or

(iv) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(c) “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(d) “Change in Control Terminating Event” shall mean during the 18-month period following the occurrence of a Change in Control, any of the following events: (i) termination by the Company of the Covered Executive’s employment for any reason other than for Cause, death or disability; or (ii) the termination by the Covered Executive of his or her employment with the Company for Good Reason. Notwithstanding the foregoing, a Change in Control Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i) a material diminution in the Covered Executive’s responsibilities, authority or duties; or

(ii) a material reduction in the Covered Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii) a material change in the geographic location at which the Covered Executive is principally employed.

For purposes of this Section 2(f)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(g) “Good Reason Process” shall mean:

(i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii) the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the first occurrence of such condition;

(iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the Covered Executive terminates his or her employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(h) “Pro-Rata Bonus” shall mean, as of the date of termination, an amount equal to the earned, if any, but unpaid portion of the target bonus award, as determined in the absolute discretion of the Company.

(i) “Target Bonus” shall mean, as of the date of termination, an amount equal to the annual target bonus for the year in which the termination of employment occurs.

(j) “Terminating Event” shall mean a termination by the Company of the Covered Executive’s employment for any reason other than for Cause, death or disability.

3. Termination Benefits. In the event a Terminating Event or a Change in Control Terminating Event occurs with respect to a Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to, as of the date of termination, under any employee benefit plan of the Company, which such payment shall be made within 30 days of the Terminating Event or Change in Control Terminating Event.

(a) Terminating Event. In the event a Terminating Event occurs with respect to a Covered Executive, subject to the execution and effectiveness of a general release of claims in a form and manner satisfactory to the Company (the “Release”) by the Covered Executive within 45 days of the Terminating Event, the Company shall:

(i) pay the Covered Executive an amount equal to the sum of the following:

(A) six months of Base Salary of the Covered Executive; and

(B) the Pro-Rata Bonus.

Such amount shall be paid in a single lump sum payment on the first payroll date that occurs 52 days after the Terminating Event.

(ii) continue to provide health and dental coverage to the Covered Executive, on the same terms and conditions as though the Covered Executive had remained an active employee, for 12 months following the Terminating Event; and

(iii) reimburse the Covered Executive for outplacement services not to exceed $15,000, provided that such expenses are incurred by the Covered Executive within 12 months of the termination of employment and such reimbursement shall be made by the Company within 30 days of receipt of satisfactory evidence of such expenses.

(b) Change in Control Terminating Event. In the event a Change in Control Terminating Event occurs with respect to a Covered Executive, subject to the execution and effectiveness of a Release by the Covered Executive within 45 days of the Change in Control Terminating Event, in lieu of the amounts payable under Section 3(a), the Company shall:

(i) pay the Covered Executive an amount equal to the sum of the following:

(A) one times the amount of the Base Salary of the Covered Executive; and

(B) one times the amount of the Target Bonus of the Covered Executive.

Such amount shall be paid in a single lump sum payment on the first payroll date that occurs 52 days after the Change in Control Terminating Event.

(ii) continue to provide health and dental insurance coverage to the Covered Executive, on the same terms and conditions as though the Covered Executive had remained an active employee, for 12 months following the Change in Control Terminating Event;

(iii) reimburse the Covered Executive for outplacement services not to exceed $15,000, provided that such expenses are incurred by the Covered Executive within 12 months of the termination of employment and such reimbursement shall be made by the Company within 30 days of receipt of satisfactory evidence of such expenses; and

(iv) cause all outstanding stock options and other stock-based awards held by the Covered Executive to immediately accelerate and become fully exercisable or nonforfeitable as of the Covered Executive’s Change in Control Terminating Event.

4. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full benefits payable under this Plan.

(ii) If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section 4, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Change in Control Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. For purposes of determining which of the alternative provisions of Section 4(a) shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Change in Control Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Plan, the parties hereby consent to the jurisdiction of the state and federal courts of western Pennsylvania. Accordingly, with respect to any such court action, the Covered Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

6. Withholding. All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

7. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan on account of the Covered Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

9. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

10. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

13. Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

14. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, provided, however, that the Plan may not be amended or terminated after a Change in Control.

15. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of The Commonwealth of Pennsylvania.

16. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Adopted: As of February 17, 2010